                                                                   Exhibit 3.9

     CERTIFICATE OF CORRECTION FILED TO CORRECT A CERTAIN ERROR IN THE AMENDED CERTIFICATE TO SET FORTH DESIGNATIONS, VOTING POWERS, PREFERENCES, LIMITATIONS, RESTRICTIONS, AND RELATIVE RIGHTS OF SERIES A 6% CUMULATIVE CONVERTIBLE PREFERRED STOCK, $0.001 PAR VALUE PER SHARE, AND SERIES B 6% CUMULATIVE CONVERTIBLE PREFERRED STOCK, $0.001 PAR VALUE PER SHARE OF CHEMTRAK INCORPORATED FILED IN THE OFFICE OF THE SECRETARY OF STATE OF DELAWARE ON APRIL 8, 1998

CHEMTRAK INCORPORATED hereby certifies that:

     1. The name of the corporation is ChemTrak Incorporated, a Delaware corporation.

     2. That an AMENDED CERTIFICATE TO SET FORTH DESIGNATIONS, VOTING POWERS, PREFERENCES, LIMITATIONS, RESTRICTIONS, AND RELATIVE RIGHTS OF SERIES A 6% CUMULATIVE CONVERTIBLE PREFERRED STOCK, $0.001 PAR VALUE PER SHARE, AND SERIES B 6% CUMULATIVE CONVERTIBLE PREFERRED STOCK, $0.001 PAR VALUE PER SHARE was filed by the Secretary of State of Delaware on April 8, 1998 and that said Certificate requires correction as permitted under Section 103 of the General Corporation Law of the State of Delaware.

     3. The inaccuracy or defect of said Certificate to be corrected is as follows: Article III, Section 4(b) included a clerical error.

     4. Article III, Section 4(b) of the Certificate is corrected to read as follows:

               (b) Each share of Series B Preferred Stock shall have a stated value equal to $1,000 (as adjusted for any stock combinations or splits with respect to such shares) (the "Stated Value"). The number of shares of Common Stock issuable upon conversion of each share of Series B Preferred Stock shall equal (i) the sum of (A) the Stated Value per share and (B) accrued and unpaid dividends on such share, divided by (ii) the Conversion Price. The Conversion Price shall be equal to the lesser of: (i) one hundred percent (100%) of the average of the Closing Bid Price (as hereinafter defined) of the Corporation's Common Stock for the five (5) trading days immediately preceding the date of issuance of the Series B Preferred Stock; or (ii) seventy-five percent (75%) of the average of the Closing Bid Price for the five trading days immediately preceding conversion of the Series B Preferred Stock. The Closing Bid Price shall mean the closing bid price of the Corporation's Common Stock as reported from the NASDAQ SmallCap Market (or if not reported by NASDAQ as reported by such other exchange or market where traded). The Company may elect to redeem all of part of the Series B Preferred Stock upon payment of the Stated Value (plus any dividends accumulated thereon) multiplied by 1.333 (the "Redemption Price") to the Holders for each share to be redeemed. The date notice of redemption is given to the Holder is the

     Redemption Date. The Company shall effect a Redemption by written notice to the Holder. The Redemption Price must be paid by the Company to the Holder not sooner than five business days, but not later than ten business days after such notice is sent. The Company may not redeem any amount that the Holder has elected to convert, including a notice of conversion given after the Redemption Date but prior to receipt by the Holder of the Redemption Price. In the event the Company gives written notice to affect a redemption, but fails to timely pay the Redemption Price, then the Holder may elect to avoid the Redemption Notice. After such failure, the Company will no longer have the right to affect any Redemption.

     IN WITNESS WHEREOF, said CHEMTRAK INCORPORATED has caused this Certificate to be signed by Edward Covell, its President, and attested by Donald Fluken, its Chief Financial Officer, this 21st day of May, 1998.

     Signed on this 21st day of May, 1998.

                              CHEMTRAK, INCORPORATED



                              By: /s/ Edward Covell
                                 _________________________________
                                 Edward Covell, President


ATTEST:

/s/ Donald Fluken
________________________________
Donald Fluken, Chief Financial Officer


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